PRESS RELEASE

NII Holdings, Inc.
10700 Parkridge Blvd., Suite 600
Reston, VA 20191
(703) 390-5100
http://www.nextelinternational.com

Contacts:
Investor Relations: Byron R. Siliezar
(703) 390-5170
Byron.siliezar@nextel.com

Media Relations: Claudia E. Restrepo
(786) 251-7020
Claudia.restrepo@nextel.com

For Release 8:00 AM EST

     NII HOLDINGS ANNOUNCES STRONG THIRD QUARTER 2002 RESULTS

•	Third quarter revenues of $191.1 million and $19.2 million in operating income, and a record $40.5 million in quarterly operating cash flow.

•	Successful completion of $2.3 billion corporate debt restructuring.

•	Retirement of $100.7 million Nextel Argentina credit facility and $56.7 million Motorola credit facility.

•	Proceeds of $140.0 million from completion of a senior note and common stock rights offering and the receipt of $25.0 million for a spectrum sharing agreement.

RESTON, Va. - November 14, 2002 — NII Holdings, Inc. (“NII” or “the Company”), previously known as Nextel International, today announced its consolidated financial results for the third quarter of 2002 including consolidated operating revenues of $191.1 million and consolidated operating income of $19.2 million for the third quarter of 2002 and $28.5 million year-to-date as detailed in the attached table. The Company also reported $40.5 million in consolidated operating cash flow (income (loss) before interest, taxes, depreciation and amortization, net foreign currency transaction losses, and other charges determined to be non-recurring in nature, such as reorganization items and

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impairment, restructuring and other charges). In addition, NII Holdings ended the quarter with approximately 1.24 million global proportionate subscribers.

NII’s third quarter operating cash flow of $40.5 million represents a $3.5 million increase over the record operating cash flow of $37.0 million reported for the second quarter of 2002, and a $69.1 million increase over the operating cash flow loss of $28.6 million for the same period in 2001. All of its operating companies in Latin America reported significant increases in operating cash flow in the third quarter over the same period in 2001. Nextel Mexico’s quarterly operating cash flow increased over 5 times the level reported last year. Similarly, Nextel Peru’s quarterly operating cash flow increased over 3 times the level reported for the same period last year. Nextel Brazil had positive third quarter 2002 quarterly operating cash flow of $5.1 million versus an operating cash flow loss of $20.3 million in the third quarter of 2001. Lastly, Nextel Argentina also reported positive quarterly operating cash flow in the third quarter 2002 of $3.4 million compared to $0.1 million in the third quarter of last year.

Capital expenditures including capitalized interest were $35.1 million in the third quarter of 2002, a slight increase from the $34.8 million reported in the second quarter of 2002, and a decrease of 73 percent from the $130.5 million in the third quarter of 2001. For the nine months ended September 30, 2002, the Company reported total capital expenditures including capitalized interest of $139.1 million. This represents a reduction of $385.0 million or 73 percent in capital expenditures when compared to the first nine months of last year.

While the Company reported a net loss of $427.5 million for the nine months ended September 30, 2002, the net loss was primarily attributable to non-operating expenses. These non-operating expenses included a $123.4 million non-cash write-off of unamortized discounts and debt financing costs related to the Company’s senior redeemable notes, $160.7 million in foreign currency transaction losses, primarily related to the Company’s operations in Argentina, and the accrual of interest on the Company’s senior redeemable notes prior to its Chapter 11 filing on May 24, 2002. For the third quarter 2002 the Company reported a net loss of $36.2 million, of which $30.3 million was related primarily to foreign currency transaction losses and $11.2 million was related to one time reorganization charges, which were partially offset primarily by operating income of $19.2 million.

“NII’s results during the quarter and for the first nine months of this year represent a remarkable improvement over the same periods a year ago. Our collective focus on profitability and free cash flow generation has resulted in an improvement of $69.0 million in operating cash flow for the third quarter of this year and of $198.8 million for the first nine months of this year compared to the same periods in 2001,” said Byron Siliezar, CFO of NII. “We have reported six

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consecutive quarters of increasing operating cash flow, significantly reduced our capital expenditures, successfully recapitalized our balance sheet and operationally are on track for a record year of financial results,” added Siliezar.

On October 28, 2002 the U.S. Bankruptcy Court for the District of Delaware confirmed the Company’s plan of reorganization. As a result, on November 12, 2002 the Company cancelled all shares of its preferred stock, common stock and other equity interests outstanding as of May 24, 2002, exchanged $2.3 billion of its senior redeemable notes and other unsecured non-trade claims that existed prior to its bankruptcy filing plus any accrued interest owed for 3,920,000 shares of its new common stock. In addition, the Company closed on the following series of significant transactions:

•	A $140.0 million rights offering for $180.8 million principal amount due at maturity of new NII 13% senior secured discount notes and 15,680,000 additional shares of new common stock.

•	Reinstatement in full of $325.0 million in various credit facilities with Motorola Credit Corporation, subject to some structural modifications including deferrals of principal repayments.

•	Retirement of a $100.7 million Argentina credit facility.

•	Repayment of a $56.7 million credit facility with Motorola.

•	A spectrum use and build-out agreement with Nextel Communications for $50.0 million, of which $25.0 million has been received by the Company.

“As a result of the successful completion of our restructuring, NII Holdings emerges as a financially healthy company with tremendous assets and a solid operational track record,” said Steve Shindler, CEO of NII Holdings. “We believe we have a fully funded business plan with annual revenues in excess of $700 million, less than $500 million in debt and 1.2 million wireless subscribers with the best ARPU in Latin America. We have made a long trek from being a wholly owned subsidiary of Nextel Communications to a fully independent company with strong operating cash flow growth and a clear companywide focus on profitability and free cash flow generation, “ concluded Shindler.

About NII Holdings, Inc.

NII Holdings, Inc., formerly known as Nextel International, is an independent company with operations in Mexico, Brazil, Peru, Argentina, Chile and the Philippines. NII offers a fully integrated wireless communications tool with digital cellular, text/numeric paging, wireless Internet access and Nextel Direct Connect®, a digital two-way radio feature. Visit the website at http://www.nextelinternational.com

Nextel, the Nextel logo, Nextel Online, Nextel Business Networks and Nextel Direct Connect are trademarks and/or service marks of Nextel Communications Inc

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“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. A number of the matters and subject areas discussed in this press release that are not historical or current facts deal with potential future circumstances and developments. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from NII Holdings’ actual future experience involving any one or more of such matters and subject areas. NII Holdings has attempted to identify, in context, certain of the factors that they currently believe may cause actual future experience and results to differ from NII Holdings’ current expectations regarding the relevant matter or subject area. Such risks and uncertainties include the economic conditions in our targeted markets, performance of our technologies, timely development and delivery of new technologies, competitive conditions, market acceptance of our services, access to sufficient capital to meet operating and financing needs and those that are described from time to time in NII Holdings’ reports filed with the SEC, including NII Holdings’ annual report on Form 10-K for the year ended December 31, 2001 and their subsequent quarterly reports on Form 10-Q. This press release speaks only as of its date, and NII Holdings disclaims any duty to update the information herein.

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NII HOLDINGS, INC. (DEBTOR-IN-POSSESSION) AND SUBSIDIARIES
(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
For the Nine and Three Months Ended September 30, 2002 and 2001
(in millions, except per share amounts)
Unaudited

	Nine Months Ended		Three Months Ended
	September 30,		September 30,

	2002	2001	2002	2001

Operating revenues	$584	$486	$191	$186

Operating expenses
Cost of revenues	236	249	76	94
Selling, general and administrative	246	332	75	120
Impairment, restructuring and other charges	16	147	1	147
Depreciation and amortization	58	174	20	60

	556	902	172	421

Operating income (loss)	28	(416)	19	(235)
Interest expense	(149)	(221)	(12)	(74)
Interest income	4	11	1	3
Realized losses on investments	—	(192)	—	(188)
Foreign currency transaction losses, net	(161)	(71)	(30)	(16)
Reorganization items	(136)	—	(11)	—
Other, net	(6)	(5)	(5)	(3)

Loss before income tax (provision) benefit	(420)	(894)	(38)	(513)

Income tax (provision) benefit	(7)	(39)	2	(39)
Net loss	$(427)	$(933)	$(36)	$(552)

Net loss per common share, basic and diluted	$(1.58)	$(3.44)	$(0.13)	$(2.04)

Weighted average number of common shares Outstanding	270	271	270	271

Operating cash flow (1)	102	(95)	40	(28)

(1)  Operating cash flow represents income (loss) before interest, taxes, depreciation and amortization, net foreign currency transaction losses, and other charges determined to be non-recurring in nature, such as reorganization items and impairment, restructuring and other charges.

	Nine Months Ended		Three Months Ended
	September 30,		September 30,

	2002	2001	2002	2001

Net loss	$(427)	$(933)	$(36)	$(552)
Add back:
Income tax provision (benefit)	7	39	(2)	39
Other, net	6	5	5	3
Reorganization items	136	—	11	—
Foreign currency transaction losses, net	161	71	30	16
Realized losses on investments	—	192	—	188
Interest income	(4)	(11)	(1)	(3)
Interest expense	149	221	12	74
Depreciation and amortization	58	174	20	60
Impairment, restructuring and other charges	16	147	1	147

Operating cash flow	$102	$(95)	$40	$(28)

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